UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2006
MACQUARIE INFRASTRUCTURE COMPANY TRUST
(Exact name of registrant as specified in its charter)

Delaware	001-32385	20-6196808

(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)
MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503

(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street
New York, New York	10019

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (212) 231-1000
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR .425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-23.1: CONSENT OF ERNST & YOUNG LLP
EX-99.1: AUDITED FINANCIAL STATEMENTS OF LOVING ENTERPRISES, INC.
EX-99.2: UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Section 2 Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets
On May 2, 2006, Macquarie Infrastructure Company LLC (“MIC” or the “Company”) filed a current report on Form 8-K with respect to the completion on May 1, 2006 of its acquisition, through its wholly-owned subsidiary, Macquarie Infrastructure Company Inc. (“MIC Inc.”), of 50% of the shares of IMTT Holdings Inc., formerly known as Loving Enterprises, Inc. (“IMTT Holdings”). IMTT Holdings is the ultimate holding company for a group of companies and partnerships that own a bulk liquid storage terminal business operating as International-Matex Tank Terminals (“IMTT”). This current report on Form 8-K/A (this “Report”) amends and restates the prior report in its entirety.
IMTT primarily provides bulk liquid storage and handling services in North America through a total of eight terminals located on the East, West and Gulf Coasts as well as the Great Lakes region of the United States and a partially owned terminal in each of Quebec and Newfoundland, Canada, with the predominant terminals located on the New York harbor and on the Mississippi River near the Gulf of Mexico. IMTT stores and handles petroleum products, various chemicals and vegetable and tropical oils. IMTT is one of the largest companies in the bulk liquid storage terminal industry in the United States, based on capacity.
Refer to the presentation located at www.shareholder.com/mic/ReleaseDetail.cfm?ReleaseID=192960 for further information on IMTT’s business.
The purchase of the 50% interest in IMTT Holdings was recorded using the purchase method of accounting. The $257.0 million purchase price, including transaction costs of $7.0 million, was funded with $82.0 million of cash on hand and $175.0 million of debt from the MIC Inc. revolving acquisition facility. The Company expects the transaction to be immediately yield accretive, after taking into account additional management fees payable by MIC to Macquarie Infrastructure Management (USA) Inc. (“Manager”).
IMTT Holdings has distributed $100.0 million of the proceeds from MIC’s investment to the pre-existing shareholders as a dividend. The remaining $150.0 million, less approximately $5.0 million that will be used to pay fees and expenses incurred by IMTT Holdings in connection with the transaction, will be used ultimately to finance additional investment by IMTT in existing and new facilities.
The Company’s share of IMTT Holdings’ consolidated results will be included in the results of operations of the Company under the equity method of accounting and will constitute a new segment from May 1, 2006. Until December 31, 2007, subject to compliance with law, the debt covenants applicable to its subsidiaries and retention of appropriate levels of reserves, IMTT Holdings will distribute $7.0 million per quarter to the Company. Subsequent to December 31, 2007, subject to the same limitations as apply prior to December 31, 2007 and subject to IMTT Holdings’ consolidated net debt to EBITDA ratio not exceeding 4.25:1 as at each quarter end, the Company expects that substantially all of IMTT Holdings’ consolidated cash flow from operations and cashflows from (but not used in) investing activities less maintenance and environmental remediation capital expenditure will be available for distribution to its shareholders.
Macquarie Securities (USA) Inc. (“MSUSA”), acted as an advisor to the Company in the transaction for which it will receive fees and expense payments totaling approximately $4.4 million which is included in the $7.0 million of transaction costs discussed above. In addition, Macquarie Bank Limited provided approximately $70.0 million of the financing under the revolving acquisition facility. MSUSA is a wholly-owned indirect subsidiary of Macquarie Bank Limited, the parent company of the Company’s Manager.
Forward-looking Statements
This report contains forward-looking statements. The Company may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond the Company’s control including, among other things: its ability to successfully integrate and manage acquired businesses, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance debt, and implement its strategy, decisions made by persons who control its investments including the distribution of dividends, its regulatory environment, changes in air travel, automobile usage, fuel and gas prices, foreign exchange fluctuations, environmental risks and changes in U.S. federal tax law.
Actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which the Company is not currently aware could also cause actual results to differ. In light of these risks, uncertainties and assumptions, investors should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this report may not occur. These forward-looking statements are made as of the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In particular, the discussion in this report of the bulk liquid storage terminal business and operations of IMTT is based upon the current economic, market and regulatory conditions. The business and operations may be significantly impacted by a change or changes in those conditions, including, but not limited to, changes in general economic activity, demand for liquid storage services, environmental and other laws and regulations, customers and customer relationships not all of which are discussed here.
Use of Non-GAAP pro forma financial information
We report our financial results in accordance with generally accepted accounting principles. However, we also present Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure as well as a pro forma EBITDA in the accompanying pro forma condensed combined statement of operations for the year ended December 31, 2005.
We believe EBITDA is a useful supplemental financial measure to assess the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to our shareholders. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP. EBITDA as presented herein may not be comparable to similarly titled measures of other companies.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
The key drivers of IMTT’s revenue and gross profit are the amount of tank capacity rented to customers and the rates at which such tankage is rented. Customers generally rent tanks under contracts with terms of between one and five years. Pursuant to these contracts, customers generally pay for the capacity of the tank irrespective of whether the tank is actually used. The key driver of storage capacity utilization and tank rental rates is the demand for tankage relative to the supply of tankage in a particular region (e.g. New York Harbor, Lower Mississippi River). Demand for tankage is primarily a function of the level of consumption of the bulk liquid products stored by the terminals. Demand for petroleum and liquid chemical products, the key products stored by IMTT, historically has generally been driven by the level of economic growth. Increases in the supply of new tank capacity in IMTT’s key markets has been and will continue to be limited by the availability of waterfront land with access to the necessary land based infrastructure (road, rail and pipelines), lengthy environmental permitting processes and high capital costs. Favorable supply/demand balances for bulk liquid storage currently exist in the markets serviced by IMTT’s major facilities. These factors, when combined with the attributes of IMTT’s facilities such as deep water drafts and access to land based infrastructure have resulted in available storage capacity at IMTT’s terminals for both petroleum and chemical products being consistently fully, or near fully rented to customers.
IMTT earns revenues at its terminals from a number of sources as follows:
•	Terminal revenue — storage is revenue earned from the basic renting of tanks. Rentals are generally payable monthly and stated in terms of cents per barrel of storage capacity per month. Storage rates are generally higher for chemical products compared to petroleum products due to complexity in handling and the requirement for more specialized tanks with higher capital and operating costs for the storage of chemicals;

•	Terminal revenue — throughput is revenue earned from charging customers for moving stored product into and out of the terminal. Usually IMTT’s customer contracts permit a certain number of free product movements with charges for throughput above the prescribed levels;

•	Terminal revenue — heating is revenue earned from charging customers for the heating of their tanks. Certain products such as asphalt and residual oil need to be heated to prevent excessive viscosity. IMTT’s customer contracts are structured such that increases and decreases in IMTT’s fuel costs are passed through to customers and hence terminal revenue- heating is essentially a pass through of IMTT’s fuel costs discussed below; and

•	Terminal revenue — other is revenue earned from charging customers for a number of other services provided by IMTT such as blending, packaging, vapor recovery (which includes a pass through of the cost of the fuel used in the vapor recovery process) and truck and rail loading. It also includes rental income derived from renting space in warehouses located at some of IMTT’s terminal operations, income generated by providing transportation services through the shortline railroad operations that form part of IMTT’s Bayonne facility and investment income and management fees associated with IMTT’s non-consolidated investments in partly owned terminals in Quebec and Newfoundland, Canada.
Pursuant to IMTT’s standard customer contracts, storage rates, throughput rates and the rates for some other services are subject to annual inflation escalation.

In operating its terminals, IMTT incurs labor costs, fuel costs, repair and maintenance costs, real and personal property taxes and other costs (which include insurance and other operating costs such as utilities and inventory used in packaging and drumming activities). Fuel costs are largely a function of natural gas prices and are generally passed through to customers in terminal revenue - heating and vapor recovery charges included in terminal revenue — other. Operating costs other than fuel costs have historically grown at annual rates in excess of inflation and are generally insensitive to moderate changes in storage capacity utilization.
In 2005, IMTT generated approximately 53% of its total terminal revenue and 45% of its total terminal gross profit at its Bayonne, NJ facility, which services New York Harbor, and 32% of its total terminal revenue and 47% of its total terminal gross profit at its St. Rose, LA, Gretna, LA and Avondale, LA facilities which together service the lower Mississippi River region (with St. Rose being by far the largest contributor). Gross profit margins are lower at the Bayonne facility reflecting the fact that the facility resulted from the combination of smaller facilities aggregated over time making it more complex to operate than St. Rose and the other terminals located in Louisiana. The Bayonne terminal also operates in an overall more expensive operating environment. The balance of IMTT’s total terminal revenue and total terminal gross profit in 2005 was generated from IMTT’s four other wholly owned storage facilities in the United States and two partially owned facilities in Canada.
General and administrative expenses primarily reflect the costs of IMTT’s corporate head office located in New Orleans including labor costs for head office staff, fees for professional services and head office rent.
There are two key factors that are likely to materially impact IMTT’s total terminal revenue and total terminal gross profit in the future. Firstly, IMTT has achieved substantial increases in storage rates at its Bayonne and St. Rose facilities as customer contracts expiring in 2005 and early 2006 have been renewed. In addition, some customers of IMTT have been extending contracts that do not expire until late 2006 and 2007 at rates above the existing rates under such contracts. As a consequence, based on the current level of demand for bulk liquid storage in New York Harbor and the Lower Mississippi River, it is anticipated that IMTT will achieve annual increases in terminal revenues — storage in excess of inflation through 2008.
Secondly, over the course of 2006 and 2007, IMTT intends to undertake significant expansion capital expenditure as summarized below which is expected to contribute significantly to total terminal gross profit in 2007 and beyond.
Geismar Logistics Center
IMTT is currently in the early stages of constructing a bulk liquid chemical storage and handling facility on the Mississippi River at Geismar, LA (the “GLC”). IMTT has to date committed approximately $134.0 million of expansion capital expenditure to the project that will initially include a dock, approximately 570,000 barrels of chemical storage (30 tanks) and a drumming/warehouse facility. The facility is located in the midst of a large chemical production complex and will seek to provide storage and handling services both to the operators of the various plants within the complex and to other third parties requiring bulk liquid chemical storage in the lower Mississippi River region. BASF Corporation, which operates a plant within the Geismar chemical production complex, is a cornerstone customer of the GLC and has entered into a long term contract with IMTT. IMTT is currently in discussions with BASF and other potential customers to increase the size of the GLC and the scope of services provided. Based on the current project scope and subject to certain minimum volumes of chemical products being handled by the facility, upon completion of construction of the GLC existing customer contracts will provide for a return of, and return on, the expansion capital currently committed by generating terminal gross profit and EBITDA of approximately $18.8 million per year. Completion of construction of the initial $134.0 million phase of the GLC project is targeted for the end of 2007. In the aftermath of Hurricane Katrina, construction costs in the region affected by the hurricane have increased and labor shortages have been experienced. This could have a negative impact on the cost of constructing the GLC (which may not be offset by an increase in gross profit) and the construction schedule. Substantial delays in completion of construction could result in a loss of customer contracts and a reduction in the GLC’s contribution to terminal gross profit and EBITDA.
Capacity Additions at Existing Terminals
Supported by strong demand for bulk liquid storage capacity in the lower Mississippi River region, IMTT is currently in the process of constructing ten new storage tanks with capacity of approximately one million barrels at its St. Rose facility at a total estimated cost of $25.0 million. It is anticipated that construction of these tanks will be completed from late 2006 through early 2007. Rental contracts with customers with initial terms of at least three years have already been executed in relation to eight of these tanks with the balance of the tanks to be used to service customers while their existing tanks are undergoing maintenance over the next five years. Overall, it is anticipated that the operation of the new tanks will contribute approximately $4.1 million to IMTT’s terminal gross profit and EBITDA annually. In addition to the expansions currently underway, numerous additional expansion opportunities that would be carried out during 2006 and 2007 are currently under consideration by IMTT. If such opportunities are realized it is anticipated that the return on investment will likely be comparable to those from the tank expansions discussed above. IMTT has space available at a number of its facilities, particularly St. Rose, to accommodate further expansion of storage capacity.
Outside of its terminal operations, IMTT also owns an environmental response (spill clean up) business called Oil Mop and a nursery business called St. Rose Nursery.
Oil Mop has a network of facilities along the US Gulf coast between Houston and New Orleans. These facilities service predominantly the Gulf region, but also respond to spill events as needed throughout the United States and internationally. The business generates approximately one half of its revenue from spill clean up, one quarter from tank cleaning and demolition and the balance from other activities including waste disposal and material sales to the spill clean up sector. The underlying drivers of demand for spill clean up services include shipping and oil and gas industry activity levels in the Gulf region, the aging of pipeline and other mid-stream petroleum infrastructure, the frequency of natural disasters and regulations regarding the standard of spill clean up. Revenue generated by Oil Mop from spill clean up tends to be highly variable depending on the frequency and magnitude of spills in any particular period. For example, in 2005 Oil Mop was appointed as the lead contractor to clean up a large oil spill that occurred during hurricane Katrina resulting in an environmental response gross profit of $12.3 million in 2005 compared to $6.4 million in 2004. The performance of Oil Mop during 2005 is not expected to be repeated in future years and the 2004 results reflect a more normalized year.
The St. Rose Nursery business is located adjacent to IMTT’s St. Rose terminal and acts as a “green” buffer between the terminal and neighboring residential properties. St. Rose Nursery grows plants and repackages cut flowers, both for sale through retail outlets throughout Louisiana and historically has operated on essentially a gross profit neutral basis.
RESULTS OF OPERATIONS
Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.
Revenues from tank storage and terminal charges, railroad operations, other rental income and other income reflected in IMTT Holdings’ audited consolidated statements of income for the year ended December 31, 2005, 2004 and 2003 have been reclassified in the below presentation as follows.
•	Tank storage and terminal charges revenue has been segmented into terminal revenue – storage, terminal revenue – throughput, terminal revenue – heating and terminal revenue – other for a more meaningful analysis; and

•	Other rental income, railroad operations revenue and other income have been combined into terminal revenue – other.
In addition, other operating expenses reflected in IMTT Holdings’ audited consolidated statements of income have been segmented to separately reflect fuel costs (terminal operating costs – fuel) distinct from other costs (terminal operating costs – other).

	2005	2004	Change
($ in thousands)	$	$	$	%
Terminal Revenue- Storage	139,115	128,908	10,207	7.9
Terminal Revenue – Throughput	9,892	9,381	511	5.4
Terminal Revenue- Heating	20,595	15,252	5,343	35.0
Terminal Revenue- Other	33,511	30,095	3,416	11.4

Total Terminal Revenue	203,113	183,636	19,477	10.6
Environmental Response Revenue	37,107	16,124	20,983	130.1
Nursery Revenue	10,404	10,907	(503)	(4.6)

Total Revenue	250,624	210,667	39,957	19.0

Terminal Operating Costs-Labor	50,566	46,819	3,747	8.0
Terminal Operating Costs- Fuel	20,969	17,712	3,257	18.4
Terminal Operating Costs-Other	23,216	18,123	5,093	28.1
Terminal Operating Costs-Repairs and Maintenance	15,611	15,014	597	4.0
Terminal Operating Costs- Real and Personal Property Taxes	8,353	7,799	554	7.1

Total Terminal Operating Costs	118,715	105,467	13,248	12.6
Environmental Response Operating Costs	24,774	9,720	15,054	154.9

	2005	2004	Change
($ in thousands)	$	$	$	%
Nursery Operating Costs	10,268	11,136	(868)	(7.8)

Total Operating Costs	153,757	126,323	27,434	21.7

Terminal Gross Profit	84,398	78,169	6,229	8.0
Environmental Response Gross Profit	12,333	6,404	5,929	92.6
Nursery Gross Profit	136	(229)	365	159.4

Gross Profit	96,867	84,344	12,523	14.8

General and Administrative Expenses	22,834	20,911	1,923	9.2
Depreciation and Amortization	29,524	29,929	(405)	(1.4)
Mark-to-market gain on non-hedging derivatives	(2,637)	(2,313)	(324)	14.0

Operating Income	47,146	35,817	11,329	31.6
Interest Expense	(22,100)	(22,269)	169	0.8
Provision for income taxes	(11,670)	(5,667)	(6,003)	105.9

Net Income	13,376	7,881	5,495	69.7

Reconciliation of net income to EBITDA:
Net Income	13,376	7,881	5,495	69.7
Interest Expense	22,100	22,269	(169)	(0.8)
Provision for income taxes	11,670	5,667	6,003	105.9
Depreciation and Amortization	29,524	29,929	(405)	(1.4)

EBITDA	76,670	65,746	10,924	16.6

•	Terminal gross profit increased by $6.2 million (8%);

•	Terminal revenue-storage increased by $10.2 million due to a combination of an increase in storage capacity rented to customers (40% of increase) and increase in storage rates (60% of increase) and terminal revenue-other increased by $3.2 million due to increased revenue from miscellaneous services. In 2005, IMTT also achieved a $2.1 million improvement in the differential between terminal revenue – heating and terminal operating costs – fuel due to improved customer contract terms and efficiency gains in the use of fuel;

•	The increase in terminal revenue-storage and terminal revenue-other was partially offset by $10.0 million increase in terminal operating costs other than terminal operating costs-fuel. Of this increase in terminal operating costs, $3.2 million related to the cost of a natural resource damages settlement reached with the State of New Jersey which is not expected to re-occur. The balance of the increase was due to general increases in direct labor costs and health benefit costs, property taxes, power costs and environmental compliance costs;

•	In 2005, IMTT’s major terminals maintained near full storage capacity utilization and achieved increases in average storage rates for all major petroleum commodities stored;

•	Environmental response (Oil Mop) gross profit increased by $5.9 million in 2005 principally due to spill clean up activities resulting from hurricane Katrina; and

•	General and administrative expenses increased by $1.9 million. Of this increase, $921,000 related to costs incurred by IMTT when it temporarily relocated its head office from New Orleans to Bayonne in the immediate aftermath of hurricane Katrina. This loss may be recoverable in whole or part under IMTT’s insurance policies, however, this has yet to be confirmed. Other than a $325,000 insurance deductible expensed during 2005, IMTT incurred no other material costs related to hurricane Katrina.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

	2004	2003	Change
($ in thousands)	$	$	$	%
Terminal Revenue- Storage	128,908	119,987	8,921	7.4
Terminal Revenue – Throughput	9,381	8,512	869	10.2
Terminal Revenue- Heating	15,252	12,493	2,759	22.1
Terminal Revenue- Other	30,095	30,840	(745)	(2.4)

Total Terminal Revenue	183,636	171,832	11,804	6.9
Environmental Response Revenue	16,124	10,412	5,712	54.9
Nursery Revenue	10,907	10,822	85	0.8

Total Revenue	210,667	193,066	17,601	9.1

Terminal Operating Costs-Labor	46,819	42,531	4,288	10.0
Terminal Operating Costs- Fuel	17,712	15,013	2,699	17.9
Terminal Operating Costs-Other	18,123	15,523	2,600	16.7
Terminal Operating Costs-Repairs and Maintenance	15,014	13,875	1,139	8.2
Terminal Operating Costs- Real and Personal Property Taxes	7,799	6,243	1,556	24.9

Total Terminal Operating Costs	105,467	93,185	12,282	13.2
Environmental Response Operating Costs	9,720	9,172	548	6.0
Nursery Operating Costs	11,136	11,391	(255)	(2.2)

Total Operating Costs	126,323	113,748	12,575	11.1

Terminal Gross Profit	78,169	78,647	(478)	(0.6)
Environmental Response Gross Profit	6,404	1,240	5,164	416.5
Nursery Gross Profit	(229)	(569)	340	(59.8)

Gross Profit	84,344	79,318	5,026	6.3

General and Administrative Expenses	20,911	20,823	88	0.4
Depreciation and Amortization	29,929	29,554	375	1.3
Mark-to-market gain on non-hedging derivatives	(2,313)	(1,471)	(842)	57.2

Operating Income	35,817	30,412	5,405	17.8
Interest Expense	(22,269)	(21,671)	(598)	2.8
Provision for income taxes	(5,667)	(2,851)	(2,816)	98.8

Net Income	7,881	5,890	1,991	33.8

Reconciliation of net income to EBITDA:
Net Income	7,881	5,890	1,991	33.8
Interest Expense	22,269	21,671	598	2.8
Provision for income taxes	5,667	2,851	2,816	98.8
Depreciation and Amortization	29,929	29,554	375	1.3

EBITDA	65,746	59,966	5,780	9.6

•	Terminal gross profit was substantially unchanged;

•	Terminal revenue-storage increased by $8.9 million due to a combination of an increase in storage capacity rented to customers (72% of increase) and increases in storage rates (28% of increase);

•	The increase in terminal revenue-storage was offset by increases in terminal operating costs other than terminal operating costs-fuel (which were passed through as increased terminal revenue-heating). Of the increase in terminal operating costs, approximately $3.0 million related to the operating costs associated with a facility that was acquired in 2004 and combined into IMTT’s Bayonne facility. The balance of the increase was due to general increases in direct labor costs, health benefit costs, workers compensation insurance costs and increases in property taxes and environmental compliance costs;

•	In 2004, IMTT’s major terminals maintained near full storage capacity utilization and achieved increases in average storage rates for all major petroleum commodities stored; and

•	Environmental response (Oil Mop) gross profit increased by $5.2 million in 2004 principally due to spill clean up activities resulting from hurricane Ivan.
LIQUIDITY AND CAPITAL RESOURCES
Cash flow from Operations

	Year ended	Year ended	Year ended
($ in thousands)	December 31, 2005	December 31, 2004	December 31, 2003

Cash flow provided by Operations	$51,706	$40,713	$33,246
Cash flow provided by operations increased by 22.5% from 2003 to 2004 and 27% from 2004 to 2005 primarily due to increases in gross profit.
As discussed above in Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview, significant growth in terminal revenue and terminal gross profit is expected over the period from 2006 through 2008 and it is anticipated that this will have a corresponding positive impact on cash flow from operations over the same period. In addition, IMTT Holdings Inc. which files a consolidated U.S. federal tax return for IMTT, as at the end of 2005 had carried forward federal tax net operating losses of approximately $80.0 million. Thus it is anticipated that IMTT will not pay any significant amounts of US federal taxation over the period from 2006 through 2008.
Cash flow used in Investing Activities

	Year ended	Year ended	Year ended
($ in thousands)	December 31, 2005	December 31, 2004	December 31, 2003
Cash flow used in Investing Activities	$(37,090)	$(51,033)	$(42,559)
Maintenance Capital Expenditure — Plant & Equipment	$(17,724)	$(8,662)	$(13,844)
Maintenance Capital Expenditure — Environmental	$(2,539)	$(3,430)	$(2,788)
Expansion Capital Expenditure	$(16,499)	$(36,556)	$(25,895)
Cash flow used in Investing Activities declined by $13.9 million from 2004 to 2005 due to a decline in expansion capital expenditure that was partially offset by an increase in maintenance capital expenditure (which includes capitalized expenditures on existing plant and equipment and environmental related expenditures). Expansion capital expenditure in 2005 related primarily to the on-going tank capacity additions at St. Rose discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” above and various other facility improvements. Expansion capital expenditure in 2004 related primarily to the acquisition and refurbishment of a terminal adjoining IMTT’s Bayonne terminal and new boilers and pier modifications at Bayonne.
Cash flow used in Investing Activities increased by $8.5 million from 2003 to 2004 due to a decline in maintenance capital expenditure that was more than offset by an increase in expansion capital expenditure discussed in the paragraph above.

Expansion capital expenditure in 2003 related primarily to tank capacity additions at St. Rose and Bayonne and new boilers and pipeline relocations at Bayonne.
Looking forward it is anticipated that total maintenance capital expenditure is unlikely to exceed a range of between $30.0 million and $40.0 million per year. The increase from historical levels primarily reflects the need for increased environmental expenditures going forward both to remediate existing sites and to upgrade waste water treatment and spill containment infrastructure to comply with existing, and currently foreseeable changes to, environmental regulations. Further discussion of IMTT’s future environmental remediations and compliance expenditure, is provided in Note 6 to the accompanying financial statements.
Cash flow from (used in) Financing Activities

	Year ended	Year ended	Year ended
($ in thousands)	December 31, 2005	December 31, 2004	December 31, 2003
Cash flow provided by (used in) Financing Activities	$(13,460)	$10,174	$6,598
Cash flow provided by financing activities in 2003 and 2004 principally reflects the net debt funding required to finance expansion capital expenditure in those years. In 2005 expansion capital expenditures were lower than in prior years and the excess of cash provided by operations over capital expenditures was used to reduce debt and to make distributions to shareholders of IMTT and advances to their affiliates.
Sources of Funding for IMTT’s Future Expansion Capital Expenditure and Dividend Policy
As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview”, IMTT intends to undertake at the least approximately $159.0 million of expansion capital expenditure over the course of 2006 and 2007. It is anticipated that this expansion capital expenditure and IMTT’s dividend payments during 2006 and 2007 as prescribed in the shareholders’ agreement between MIC and the other shareholders of IMTT Holdings will be fully funded using a combination of IMTT’s cash flow from operations, IMTT’s current debt facilities (which are intended to be refinanced and increased during 2006 and 2007), the proceeds from MIC’s investment in IMTT Holdings (net of the $100.0 million dividend payment to shareholders other than MIC) and future shareholder loans. Pursuant to the terms of the shareholders’ agreement, all shareholders in IMTT other than MIC are required to loan all dividends received by them (excluding the $100.0 million dividend), net of tax payable in relation to such dividends, through the quarter ending December 31, 2007 back to IMTT Holdings. The shareholder loan will have at a fixed interest rate of 5.5% and be repaid over 15 years with equal quarterly amortization. Further discussion of IMTT’s current debt facilities is provided in Note 4 to the accompanying financial statements. It should be noted that the waivers referred to in Note 4 in respect of the guarantee of the $130.0 million term loan have been received subsequent to December 31, 2005.
Starting in 2008, subject to the limitations discussed in Item 2.01 Completion of Acquisition or Disposition of Assets, the shareholders’ agreement requires IMTT Holdings to pay quarterly distributions in amounts equal to the sum of consolidated quarterly cash flow provided by operations and cashflows from (but not used in) investing activities less quarterly environmental remediation and maintenance capital expenditure (which includes capitalized expenditures on existing plant and equipment and environmental related expenditures). Due to the factors discussed above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview”, based on current market conditions and assuming that a number of the expansion opportunities currently being considered by IMTT are pursued and completed prior to the end of 2007, it is anticipated that total terminal revenue, terminal gross profit and cash flow from operations will increase significantly through 2008, enabling the initial level of annual distributions from IMTT to MIC to be at least substantially maintained beyond 2007.

US Federal Income Taxation of Distributions Received by MIC from IMTT
The portion of the distributions received by MIC from IMTT Holdings that are characterized as dividends for US federal income tax purposes will be included in the consolidated federal taxable income of MIC Inc. As MIC Inc. holds a 50% interest in IMTT Holdings, MIC Inc. is entitled to a dividends received deduction (“DRD”) equal to 80% of the lesser of the dividend income included in its taxable income or the US federal consolidated taxable income of MIC Inc. and its subsidiaries, before taking into consideration the DRD and any net operating loss deduction. Therefore, subject to the limitation based on taxable income, MIC Inc. will effectively include only a net 20% of the portion of the distributions received by it from IMTT Holdings that are characterized as dividends for US federal income tax purpose in its taxable income. The portion of IMTT Holdings distributions that will be characterized as dividends for US federal income tax purposes will be determined by the earnings and profits of IMTT Holdings, which has filed, and will continue to file, a consolidated federal tax return for the IMTT group. Distributions from IMTT Holdings that are not characterized as dividends are treated as a return of capital and are not included in MIC Inc.’s taxable income but do reduce MIC Inc.’s tax basis in its investment in IMTT Holdings.

Item 9.01 Financial Statements and Exhibits
a) Financial statements of business invested in.
The audited financial statements of Loving Enterprises Inc. (now IMTT Holdings Inc.) for the year ended December 31, 2005, 2004 and 2003 are attached as Exhibit 99.1 to this Report and are incorporated into this Item 9.01(a) by reference.
b) Pro forma financial information.
The unaudited pro forma condensed combined financial statements of the Company for the year ended December 31, 2005 are attached as Exhibit 99.2 to this Report and are incorporated into this Item 9.01(b) by reference.
The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of the Company, as filed with the Securities and Exchange Commission (“SEC”) in its Form 10-K filed March 15, 2006, the condensed financial statements and related notes thereto of the Company, as filed with the SEC in its Form 10-Q filed May 10, 2006 and in conjunction with the separate financial statements of IMTT Holdings and related notes thereto included as Exhibit 99.1 to this Report.
The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the acquisitions and the other transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows of the Company for any future date or period.
The pro forma adjustments are based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed financial statements.
c) Exhibits:
23.1	Consent of Ernst & Young LLP

99.1	Audited financial statements of Loving Enterprises, Inc. as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003.

99.2	Unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY TRUST

By: MACQUARIE INFRASTRUCTURE COMPANY LLC, as Sponsor

Date May 16, 2006
By: /s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date May 16, 2006	By: /s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer